SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of 2 2 JUN 2010, by and between Asset Managers Holdings Co., Ltd. (“Buyer”) and Asset Managers CCBS Holdings Limited (“Seller”).

RECITALS

WHEREAS, Seller desires to sell 2,845,185 ordinary shares (the “Shares”) of China Cord Blood Corporation, a Cayman Islands corporation to Buyer; and

WHEREAS, Buyer desires to purchase the Shares from Seller upon the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.            Sale and Purchase of the Shares. Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer purchases from Seller, Seller’s entire right, title, and interest in the Shares.

2.           Purchase Price. Buyer agrees to pay US$5.46 per Share for an aggregate purchase price of US$15,534,710 to Seller in consideration for the Shares.

3.            Successors. This Agreement will inure to the benefit of and be binding upon the parties, their successors, heirs, personal representatives, and assigns. Nothing contained in this Agreement will be deemed to create any rights on behalf of any third person not a party to this Agreement.

4.           Applicable Law. This Agreement and the legal relations between the parties will be governed by and in accordance with the laws of the State of Delaware.

5.           Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter.

6.           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

7.            Amendments and Waivers. Any term of this Agreement may be amended or terminated, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first above written.

BUYER:

Asset Managers Holdings Co., Ltd.

By /s/ Scott Callon
Name: Scott Callon
Title: Chairman &
          Representative Statutory Executive Officer

SELLER:

Asset Managers CCBS Holdings Limited

By /s/ Yip Chi Chiu
Name: Yip Chi Chiu
Title: Director